EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its April 2014 Newsletter: Strong Fundamentals and Platform

WHITE PLAINS, NY, April 22, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") released its April 2014 newsletter today.

Fundamentals Healthy Despite Technical Pressures

Share prices across the BDC sector have been under pressure in the last couple of months since S&P Dow Jones Indices and Russell Indexes announced their intention to remove BDCs from their equity indices. The sector came under additional pressure in recent weeks along with a sell-off in the broader U.S. equity markets. At FSC, fundamentals remain healthy, we are making progress on our initiatives to improve net investment income per share and we anticipate earnings should cover the dividend in the March quarter, excluding one-time items related to the previously disclosed cancellation of one of our three credit facilities. This may explain why our share price return and total equity return are outperforming most of our peers since the beginning of the year. We are optimistic that the technical pressure on our share price should subside, and in the future our shares should return to trading at a premium to net asset value per share based on our positive outlook.

Active March Quarter

Fifth Street is one of the leading middle market origination and lending platforms for private equity sponsors. Therefore, transaction volumes have been historically slow in the March quarter because it takes time to rebuild investment pipelines after the December quarter, which has typically been the strongest quarter for middle market private equity transactions. This year the March quarter turned out to be an exception to the historical pattern for FSC. We were able to source deals early in the March quarter through our established sponsor relationships, with many deals closing in the second half of the quarter. As a result, we closed $467 million in gross originations for the March quarter. We funded $418 million of new originations by increasing leverage through borrowings under our two revolving credit facilities and issuing $250 million of five-year unsecured institutional notes at an annual coupon of 4.875%. FSC is one of only three BDCs to access the institutional high-grade bond market, which is one of the largest global capital markets.

During the March quarter average leverage was within the upper-end of our target range of 0.6x to 0.7x debt-to-equity. Going forward, we currently anticipate several repayments in the June quarter from borrowers that have notified us of their intent to refinance. We exited $188 million of portfolio investments in the March quarter, of which $98 million were related to syndications to other investors. Our capital markets platform is starting to scale and we are in various stages of discussions with multiple parties regarding syndications of other loans. The ability to syndicate loans enables us to generate incremental fee income, potentially enhance yields and better manage concentration risk and liquidity.

We anticipate future earnings should continue to benefit from maintaining leverage within our target range and further progress on our initiatives should result in the addition of higher yielding assets to the portfolio with favorable risk-adjusted returns. This may provide our Board of Directors the opportunity to declare a higher dividend level in the future.

Strategic Partnership in Final Stages

As we previously announced, we are establishing our first strategic partnership to co-invest in middle market credits via a Senior Loan Fund ("SLF"). We are also in active discussions with several other parties about additional SLF partnerships. Adding SLF type structures would allow FSC to continue originating loans in our core markets at a higher return on equity, which should enhance the overall return profile of our portfolio.  Additionally, our ability to attract experienced institutional investors as partners is a further vote of confidence in our platform's origination, underwriting and portfolio management expertise.

Growing our Venture Lending Portfolio

Our venture loan team is continuing to find attractive investment opportunities. After closing three loans in the March quarter totaling $40 million, our venture loan portfolio is approaching $100 million. The venture loans in our portfolio generally have higher yields than the portfolio average and most include warrants which may generate future capital gains. In fact, Five9, Inc. ("Five9") recently became our first venture loan portfolio company to complete an IPO. FSC received a small warrant position in Five9 when it closed a $30 million second lien debt investment in February 2014.

Special Thanks to Frank C. Meyer

We recently announced the retirement of Frank C. Meyer from our Board of Directors. Mr. Meyer provided invaluable guidance to us over the years as a member of our Board of Directors since 2007. While Mr. Meyer will no longer be affiliated directly with FSC, he will continue to provide guidance to our investment adviser as a member of the advisory board of Fifth Street Management LLC. Our management team is very grateful to Mr. Meyer for his service, particularly in his former role as Chairman of the Valuation Committee where he helped develop our valuation procedures, which we believe are among the most rigorous in the industry (the Valuation Committee was merged into the Audit Committee in 2012).

We look forward to discussing our March quarterly results in more detail on our next earnings conference call scheduled at 11:00 a.m. (Eastern Time) on Thursday, May 8, 2014.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $4 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com